EXHIBIT  P1A

Adviser – RJL Capital Management

Proxy Voting

Policy

RJL Capital Management, LLC, as a matter of policy and as a fiduciary to our clients, has responsibility for voting proxies for portfolio securities consistent with the best economic interests of the clients. Our firm maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about our firm’s proxy policies and practices. Our policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

Background

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. Investment advisers registered with the SEC, and which exercise voting authority with respect to client securities, are required by Rule 206(4)-6 of the Advisers Act to (a) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser's interests and those of its clients; (b) to disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; (c) to describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients; and (d) maintain certain records relating to the adviser's proxy voting activities when the adviser does have proxy voting authority.

Responsibility

Theresa Ochs has the responsibility for the implementation and monitoring of our proxy voting policy, practices, disclosures and record keeping, including outlining our voting guidelines in our procedures.

Procedure

RJL Capital Management, LLC has adopted procedures to implement the firm’s policy and conducts reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

Voting Procedures

l All employees will forward any proxy materials received on behalf of clients to Theresa Ochs; l Theresa Ochs will determine which client accounts hold the security to which the proxy relates; l Absent material conflicts, Theresa Ochs will determine how RJL Capital Management, LLC should vote the proxy in accordance with applicable voting guidelines, complete the proxy and vote the proxy in a timely and appropriate manner.

Disclosure

l RJL Capital Management, LLC will provide required disclosures in response to Item 17 of Form ADV Part 2A summarizing this proxy voting policy and procedures, including a statement that clients may request information regarding how RJL Capital Management, LLC voted a client’s proxies, and that clients may request a copy of the firm's proxy policies and procedures.

l Theresa Ochs will also send a copy of this summary to all existing clients who have previously received RJL Capital Management, LLC's Form ADV Part 2; or Theresa Ochs may send each client the amended Form ADV Part 2.

Client Requests for Information

l All client requests for information regarding proxy votes, or policies and procedures, received by any employee should be forwarded to Theresa Ochs. l In response to any request, Theresa Ochs will prepare a written response to the client with the information requested, and as applicable will include the name of the issuer, the proposal voted upon, and how RJL Capital Management, LLC voted the client’s proxy with respect to each proposal about which client inquired.

Voting Guidelines

l In the absence of specific voting guidelines from the client, RJL Capital Management, LLC will vote proxies in the best interests of each particular client. RJL Capital Management, LLC's policy is to vote all proxies from a specific issuer the same way for each client absent qualifying restrictions from a client. Clients are permitted to place reasonable restrictions on RJL Capital Management, LLC's voting authority in the same manner that they may place such restrictions on the actual selection of account securities. l RJL Capital Management, LLC will generally vote in favor of routine corporate housekeeping proposals such as the election of directors and selection of auditors absent conflicts of interest raised by an auditors non-audit services. l RJL Capital Management, LLC will generally vote against proposals that cause board members to become entrenched or cause unequal voting rights. l In reviewing proposals, RJL Capital Management, LLC will further consider the opinion of management and the effect on management, and the effect on shareholder value and the issuer’s business practices.

Conflicts of Interest

l RJL Capital Management, LLC will identify any conflicts that exist between the interests of the adviser and the client by reviewing the relationship of RJL Capital Management, LLC with the issuer of each security to determine if RJL Capital Management, LLC or any of its employees has any financial, business or personal relationship with the issuer. l If a material conflict of interest exists, Theresa Ochs will determine whether it is appropriate to disclose the conflict to the affected clients, to give the clients an opportunity to vote the proxies themselves, or to address the voting issue through other objective means such as voting in a manner consistent with a predetermined voting policy or receiving an independent third party voting recommendation. l RJL Capital Management, LLC will maintain a record of the voting resolution of any conflict of interest.

Recordkeeping

Theresa Ochs shall retain the following proxy records in accordance with the SEC’s five-year retention requirement.

l These policies and procedures and any amendments;

l Each proxy statement that RJL Capital Management, LLC receives;

l A record of each vote that RJL Capital Management, LLC casts;

l Any document RJL Capital Management, LLC created that was material to making a decision how to vote proxies, or that memorializes that decision including periodic reports to Theresa Ochs or proxy committee, if applicable.

l A copy of each written request from a client for information on how RJL Capital Management, LLC voted such client’s proxies, and a copy of any written response.

(NOTE: In the event an adviser retains the research, voting and/or recordkeeping services of an outside proxy firm, the adviser must tailor its proxy policy and procedures to be consistent with the services received and the firm's actual proxy handling and voting processes.)

In addition, advisers should conduct initial due diligence reviews of any proxy service firm engaged as well as oversight on an on-going or periodic basis. These reviews of the proxy firms’ services and practices should include conflicts of interest, consistency of voting with guidelines, fees and disclosures, as relevant, among other things. Advisers, as a matter of best practices, should document any initial and oversight reviews.

EXHIBIT  P1B

Sub-Adviser – First Allied Asset Management

I.

PROXY VOTING

In most instances, FAAM is responsible for voting proxies on behalf of clients invested in its strategies. This delegation is generally made by the client upon signing the sponsor’s investment advisory agreement. SEC Rule 206(4)-6 requires FAAM to develop and follow policies and procedures relating to this responsibility.

The COO is responsible for monitoring corporate actions, making voting decisions, and for ensuring that proxies are submitted timely. Proxies should be voted in the best interest of the clients. However, the COO can consider other factors by agreement with a client or to comply with statutory requirements.

In the event that a proxy proposal raises a material conflict of interest between FAAM’s interests and the clients’, FAAM will obtain the clients’ informed consent to vote the proxy in a specific manner. When seeking client consent, FAAM will provide the clients with sufficient information regarding the matter and the nature of the conflict to enable the clients to make an informed decision. Should a client not respond to such a conflict disclosure request or denies the request, FAAM shall abstain from voting the securities held by that client’s account for the proposal in question.

There may be times when refraining from voting a proxy is in the clients’ best interest, such as when the cost of voting exceeds the expected benefit to the clients. An example might be in casting a vote on a foreign security that may involve additional costs such as hiring an interpreter.

The following guidelines summarize positions on various issues of concern to clients and give a general indication as to how FAAM will vote shares on each issue. Although many proxy proposals can be voted in accordance with our established guidelines, we recognize that some proposals require special consideration, which may dictate that FAAM make an exception to these guidelines in order to vote in clients’ best interests.

Generally, FAAM will vote in favor of:

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Election of directors recommended by management, except if there is a proxy fight;

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Election of auditors recommended by management, unless seeking to replace if there exists a dispute over policies;

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Date and place of annual meeting;

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Rotation of annual meeting place;

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Limitation on charitable contributions or fees paid to lawyers;

•

Ratification of director’s actions on routine matters since previous annual meeting;

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Confidential voting;

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Limiting directors’ liability.

Generally, FAAM will vote against:

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Issues regarding board entrenchment and anti-takeover measures such as the following:

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Proposals to stagger board members’ terms;

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Proposals to limit the ability of shareholders to call special meetings;

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Proposals to require super majority votes;

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Proposals requesting excessive increases in authorized common or preferred shares where management provides no explanation for the use or need of these additional shares;

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Proposals regarding “fair price” provisions;

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Proposals regarding “poison pill” provisions;

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Permitting “green mail;”

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Providing cumulative voting rights; and

•

Social issues, unless specific client restrictions supersede.

FAAM will consider the following proposals on a case-by-case basis:

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Pay directors solely in stock;

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Mandatory retirement age for directors;

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Mergers and acquisitions;

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Option and stock grants to management and directors;

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Allowing indemnification of directors and/or officers.

These guidelines are not meant to be all-encompassing.  Should a proxy proposal not be covered by a category above, FAAM will consider the proposal and vote (or abstain) in the clients’ best interests.

First Allied Asset Management’s proxy voting policy (as outlined above) is available to the public upon request. In addition, clients can request and obtain information about how FAAM voted proxies for their securities by requesting such information directly from FAAM or through their financial advisor (who will forward the request to FAAM).

Records of all proxy votes will be retained for a five-year period, pursuant to Section 204-2 of the Advisers Act. Other documentation pertinent to the proxy voting process, such as proxy voting policies and procedures, copies of issuers’ proxy statements received, research used in making voting decisions, and records of written client requests for proxy voting information, will be maintained for the same period. Should any person request a copy of FAAM’s proxy voting policy, the CCO should be notified. All requests are logged by the CCO, who will deliver Appendix D to fulfill approved requests.